Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Discover Bank

Discover Card Master Trust I

The undersigned, a duly authorized representative of Discover Bank, pursuant to Section 3.07(c) of the Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, as amended (the “Pooling and Servicing Agreement”), by and between Discover Bank and U.S. Bank National Association, as trustee, hereby certifies that:

(a)	A review of the activities of Discover Bank during the one-month transition period ended December 31, 2012 and the year ended December 31, 2013 and of its performance under the Pooling and Servicing Agreement was made under my supervision.

(b)	To the best of my knowledge, based on such review, Discover Bank has fulfilled all of its obligations in all material respects under the Pooling and Servicing Agreement throughout the one-month transition period ended December 31, 2012 and the year ended December 31, 2013.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of March 2014.

By:	/s/ Michael F. Rickert

Michael F. Rickert,
Vice President, Chief Financial Officer and
Assistant Treasurer

Discover Bank,
Master Servicer and Servicer of
Discover Card Master Trust I